Exhibit 5.1

[VORYS, SATER, SEYMOUR AND PEASE LLP LETTERHEAD]

September 11, 2012

M/I Homes, Inc.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

Re:	M/I Homes, Inc.
Registration Statement on Form S-3 (File No. 333-176088)
3.25% Convertible Senior Subordinated Notes due 2017

Ladies and Gentlemen:

We have acted as counsel to M/I Homes, Inc., an Ohio corporation (the “Company”), and certain subsidiaries of the Company (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (File No. 333-176088) (the “Registration Statement”), the prospectus included therein and the prospectus supplement, dated September 5, 2012, filed by the Company and the Guarantors with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $57,500,000 aggregate principal amount of its 3.25% Convertible Senior Subordinated Notes due 2017 (the “Notes”), the guarantees of the Company’s obligations with respect to the Notes (the “Guarantees”) by the Guarantors and the common shares, par value $.01 per share, of the Company issuable upon conversion of the Notes (the “Shares”). The Notes and the Guarantees will be issued pursuant to an Underwriting Agreement dated as of September 5, 2012 (the “Underwriting Agreement”), among the Company, the Guarantors and the underwriters named therein (the “Underwriters”), and an indenture dated as of September 11, 2012 (the “Base Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture dated as of September 11, 2012, among the Company, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Shares will be issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture.

In rendering this opinion, we have examined, among other things: (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) the Underwriting Agreement; (iv) the Indenture; (v) the form of the Notes; (vi) the form of the Guarantees; (vii) the Amended and Restated Articles of Incorporation of the Company as currently in effect; (viii) the Amended and Restated Regulations of the Company as currently in effect; (ix) the resolutions adopted by the Board of Directors of the Company and committees thereof relating to the offering; and (x) the corporate documents and records of each of the Guarantors as currently in effect, consisting of their respective articles or certificate of organization or formation (or similar organizational documents), their respective operating, limited liability company or partnership agreement (or similar organizational documents) and copies of the resolutions adopted by their respective managers, members or partners relating to the offering. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by the parties other than the Company and the Guarantors, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinion is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Notes, when issued in accordance with the terms of the Indenture, duly executed by the Company, duly authenticated by the Trustee and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will constitute the valid and binding obligations of the Company, (ii) the Guarantees, when duly executed, issued and delivered by the Guarantors, will constitute the valid and binding obligations of each of the Guarantors and (iii) the Shares initially issuable upon conversion of the Notes have been authorized by all necessary corporate action of the Company and, when issued upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the law and circumstances as they are in effect on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.

We hereby consent to your filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 11, 2012 and to the incorporation by reference of this opinion in the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP